                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-44926) as amended and related joint proxy statement/prospectus of Phone.com, Inc. and to the inclusion therein of our report dated July 12, 2000, with respect to the consolidated financial statements of Software.com, Inc. included herein and of our report dated December 27, 1999 with respect to the consolidated financial statements of Telarc, Inc. included herein and of our report dated August 25, 2000 with respect to the consolidated financial statements of bCandid Corporation included herein, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Woodland Hills, California

October 9, 2000